As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-269712

Registration No. 333-263056

Registration No. 333-253407

Registration No. 333-236496

Registration No. 333-231139

Registration No. 333-224659

Registration No. 333-219030

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269712

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263056

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253407

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236496

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231139

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224659

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219030

UNDER

THE SECURITIES ACT OF 1933

Blue Apron Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4777373
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Blue Apron Holdings, Inc.
28 Liberty Street
New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Incentive Plan

Blue Apron Holdings, Inc. 2012 Equity Incentive Plan

(Full title of the plan)

Linda Findley

President and Chief Executive Officer

Blue Apron Holdings, Inc.

28 Liberty Street

New York, New York 10005

(Name and address of agent for service)

(347) 719-4312

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Blue Apron Holdings, Inc. (the “Company”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.	Registration Statement No. 333-269712, registering 220,424 shares of Class A Common Stock, $0.0001 par value per share, of the Company (“Class A Common Stock”) issuable under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2023.

2.	Registration Statement No. 333-263056, registering 132,060 shares of Class A Common Stock issuable under the 2017 Plan, which was filed with the SEC on February 25, 2022.

3.	Registration Statement No. 333-253407, registering 74,414 shares of Class A Common Stock issuable under the 2017 Plan, which was filed with the SEC on February 23, 2021.

4.	Registration Statement No. 333-236496, registering 55,263 shares of Class A Common Stock issuable under the 2017 Plan, which was filed with the SEC on February 18, 2020.

5.	Registration Statement No. 333-231139, registering 53,975 shares of Class A Common Stock issuable under the 2017 Plan, which was filed with the SEC on April 30, 2019.

6.	Registration Statement No. 333-224659, registering 53,162 shares of Class A Common Stock issuable under the 2017 Plan, which was filed with the SEC on May 3, 2018.

7.	Registration Statement No. 333-219030, registering (i) 141,588 shares of Class A Common Stock, issuable under the 2017 Plan, (ii) 61,585 shares of Class A Common Stock issuable under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) and (iii) 739,024 shares of Class B Common Stock, $0.0001 par value per share, issuable under the 2012 Plan, which was filed with the SEC on June 29, 2017.

All share numbers set forth above reflect a 1-for-15 reverse stock split of Class A Common Stock and Class B Common Stock, that became effective on June 14, 2019, and a 1-for-12 reverse stock split of Class A Common Stock, that became effective on June 7, 2023, as applicable.

On November 13, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of September 28, 2023 (the “Merger Agreement”), by and among the Company, Wonder Group, Inc., a Delaware corporation (“Parent”), and Basil Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no securities registered by the Company pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on November 13, 2023.

BLUE APRON HOLDINGS, INC.

By:	/s/ Linda Findley
Name:	Linda Findley
Title:	President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.